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For more information contact:

At Navigant Consulting
Joan Bates
Investor Relations
(312) 573-5650

Joey Iske
Corporate Communications
(312) 573-5657


FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 16, 1999


           NAVIGANT CONSULTING, INC.  ELECTS TWO INDEPENDENT BOARD
                    MEMBERS; ADOPTS SHAREHOLDER RIGHTS PLAN

CHICAGO - December 16, 1999 - Navigant Consulting, Inc. (NYSE-NCI) announced today the addition of Mr. William M. Goodyear and Mr. Samuel K. Skinner as new independent board members. The Company also announced the adoption of a Shareholder Rights Plan.

Addition of New Independent Board Members

"The addition of these two prominent gentlemen to our board is a mark of their confidence in the Company as well as the Company's ability to attract and its desire to have top-tier board members. In addition, Messrs. Goodyear and Skinner will contribute enormously to Navigant Consulting's governance and business development," said Mitchell H. Saranow, chairman of the board of Navigant Consulting.

William M. Goodyear is immediate past chairman and former Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America's Global Private Bank until January of 1999. He was Vice Chairman and a Board Director of Continental Bank, prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental in 1972 and subsequently held a variety of assignments including corporate finance, large corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian operations.

Mr. Goodyear is currently a member of Chicago's Commercial Club, the board of trustees for the Museum of Science and Industry and the finance council of the Archdiocese of Chicago. He is a member of the board of trustees of the University of Notre Dame, the Chicago Public Library Foundation and serves on the Rush-Presbyterian Hospital Board. Mr. Goodyear is a director of
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Equity Office Properties Trust where he is Chairman of its audit committee. He is an advisory director of Shorebank in Chicago and a member and director of the executive committee of Home Place of America, Inc. Mr. Goodyear received his Bachelor's Degree in Business Administration from the University of Notre Dame in 1970 and his Masters in Business Administration from Amos Tuck/Dartmouth in 1972.

Samuel K. Skinner currently serves as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner recently retired as President of the Commonwealth Edison Company and its holding company Unicom Corporation. During his five years at Unicom, he helped position the company for the emerging competitive market and led the company's successful effort to obtain successful legislation to restructure the electric utility industry in Illinois. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George Bush. Prior to his White House service, Mr. Skinner served in the President's cabinet for nearly three years as Secretary of Transportation and was credited with numerous successes, including the development of the President's National Transportation Policy and the passage of landmark aviation and surface transportation legislation.

From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm Sidley & Austin. From 1984 to 1998, while practicing law full-time, he also served as Chairman of the Regional Transportation Authority of northeastern Illinois and was appointed by President Ronald Reagan as Vice Chairman of the President's Commission on Organized Crime. Mr. Skinner graduated from the University of Illinois in 1960 with a Bachelor of Science in Accounting and received his law degree from DePaul University in 1966.

Shareholder Rights Plan

The Board of Directors also announced today the adoption of a Shareholder Rights Plan. The Rights Plan is designed to enable all shareholders of Navigant Consulting Inc. to realize the full value of their investment and to provide for fair and equal treatment for shareholders in the event that an unsolicited attempt is made to acquire Navigant Consulting. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years. The rights will be exercisable only if a person or group acquires 15 percent or more of the Navigant Consulting, Inc's., Common Stock or announces a tender offer for 15 percent or more of the Common Stock.

If a person or group acquires 15 percent or more of Navigant Consulting, Inc's Common Stock, all shareholders except the purchaser will be entitled to acquire Navigant Consultings Common Stock at a 50 percent discount. The effect will be to discourage acquisitions of more than 15 percent of Navigant Consulting Common Stock without negotiations with the Board.

Navigant Consulting, Inc., is a global management consulting firm that provides strategic, financial, management and expert services to Fortune 100 companies, government agencies, legal counsels, and regulated and network industries. The company, which is headquartered in

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Chicago, focuses on industries undergoing substantial structural change and the issues that drive it.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, follow-on offerings, revenue and financial estimates, significant client assignments, recruiting and new business solicitation efforts, regulatory changes, and general economic conditions.

For more information on Navigant Consulting, Inc., please visit our web site at www.navigantconsulting.com.